Exhibit 99.1

Press Contacts: Julie Henderson 212.852.7070 | jhenderson@21cf.com Nathaniel Brown 212-852-7746 | nbrown@21cf.com	Investor Relations: Reed Nolte 212-852-7092 | rnolte@21cf.com Joe Dorrego 212-852-7856 | jdorrego@21cf.com

FOR IMMEDIATE RELEASE

21st Century Fox Confirms Proposal to Combine with Time Warner Inc.

New York, NY – July 16, 2014 – 21st Century Fox (NASDAQ: FOXA, FOX) today issued the following statement confirming press reports that it made a proposal to combine with Time Warner Inc.:

“21st Century Fox can confirm that we made a formal proposal to Time Warner last month to combine the two companies. The Time Warner Board of Directors declined to pursue our proposal. We are not currently in any discussions with Time Warner.”

About 21st Century Fox

21st Century Fox is the world’s premier portfolio of cable, broadcast, film, pay TV and satellite assets spanning six continents across the globe. Reaching more than 1.5 billion subscribers in approximately 50 local languages every day, 21st Century Fox is home to a global portfolio of cable and broadcasting networks and properties, including FOX, FX, FXX, FXM, FS1, Fox News Channel, Fox Business Network, FOX Sports, Fox Sports Network, National Geographic Channels, MundoFox, STAR India, 28 local television stations in the U.S. and more than 300 channels that comprise Fox International Channels; film studio Twentieth Century Fox Film; and television production studios Twentieth Century Fox Television and Shine Group. The Company also provides premium content to millions of subscribers through its pay-television services in Europe and Asia, including Sky Deutschland, Sky Italia and its equity interests in BSkyB and Tata Sky. For more information about 21st Century Fox, please visit www.21CF.com.